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                                                                    Exhibit 18.1

February 1, 2001



Duquesne Light Company
411 Seventh Avenue
Pittsburgh, Pennsylvania 15219

Dear Sirs/Madams:

We have audited the consolidated financial statements of Duquesne Light Company (a wholly owned subsidiary of DQE, Inc.) and its subsidiaries as of December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated February 1, 2001, which expresses an unqualified opinion and includes an explanatory paragraph concerning the change in accounting method to record an estimate of unbilled revenues for electricity delivered but not yet billed. Note A to such financial statements contains a description of your adoption during the year ended December 31, 2000 to record an estimate of unbilled revenues for electricity delivered but not yet billed. In our judgment, such change is an alternative accounting principle that is preferable under the circumstances.

Yours truly,


/s/Deloitte & Touche LLP

Deloitte & Touche LLP
Pittsburgh, Pennsylvania